Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-249457, 333-231629 and 333-216170) and Form F-3 (Nos. 333-233069 and 333-221462) of ObsEva SA of our report dated March 5, 2021 relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers SA

Geneva, Switzerland

March 5, 2021